Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ply Gem Holdings, Inc:

We consent to the incorporation by reference in the registration statement (No. 333-213172) on Form S-3 and (Nos. 333-188916) on Form S-8 of Ply Gem Holdings, Inc. of our reports dated March 5, 2018, with respect to the consolidated balance sheets of Ply Gem Holdings, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Ply Gem Holdings, Inc.

/s/ KPMG LLP
Raleigh, North Carolina
March 5, 2018